Exhibit 99.6

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (the “Amendment”) is made as of December 7, 2007, between TITAHOTWO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

WHEREAS,

i.	Borrower and Bank entered into (a) a Credit Agreement dated as of October 18, 2005 pursuant to which Bank made available to Borrower a Revolving Credit Line of $5,000,000.00, (b) a First Amendment to Credit Agreement dated as of August 31, 2005 extending the commitment to lend under the Revolving Credit Line to August 31, 2007 and (c) a Second Amendment to Credit Agreement dated as of August 31, 2007 extending the commitment to lend under the Revolving Credit Line to August 31, 2008 (collectively, the “Loan Agreement”);

ii.	Bank’s commitment to make loans under the Revolving Credit Line expires August 31, 2008; and Bank has requested that the Loan Agreement be amended to correct certain provisions; and

iii.	Borrower is willing to take such action upon and subject to the terms and conditions in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Borrower and Bank agree as follows:

1.	Definitions. Capitalized terms used herein and in the recitals hereto, but not defined herein or therein, shall have the meanings given them in the Loan Agreement.

2.	Amendment to Loan Agreement. The Loan Agreement is amended as follows:

a.	Section 3.3 is amended entirely as follows:

Margin Requirements. On a periodic basis, Bank shall determine the value per share of the Common Stock of American Land Lease, Inc. and shall (i) multiply said value by the number of such unrestricted and registered shares of said Common Stock of American Land Lease, Inc. then held or to be held by Bank as Collateral pursuant to this Agreement and then determine 50% of that result, and (ii) multiply said value by the number of Limited Partnership Units of Asset Investors Operating Partnership, L.P. then held of to be held by Bank as Collateral pursuant to this Agreement which are readily convertible into unrestricted and registered shares of the Common Stock of American Land Lease, Inc. and then determine 40% of that result. The sum of the amounts determined under subparts (i) and (ii) of the prior sentence shall be the “Margined Collateral Value”.

(a) Advances. The amount of the initial Advance may not exceed the Margined Collateral Value of the securities then being delivered to Bank to be held by Bank as Collateral and pledged to secure such Advance. Thereafter, to the extent Bank has any obligation to advance funds under the Note, then: if at any time the Line Balance exceeds the Margined Collateral Value, Bank is not obligated to honor any further requests for Advances under the Note, unless, at the time of such additional Advance, Borrower either (i) pledges (or has pledged) to Bank additional cash or cash equivalents or readily marketable, unrestricted securities acceptable to Bank in its sole discretion in amounts required by Bank, or (ii) reduces the Line Balance to an amount such that, after taking such additional Advance into account, the Line Balance longer exceeds the Margined Collateral Value.

(b) Margin Default. If at any time the Loan to Value Percentage exceeds the Margin Default Rate Loan to Value Percentage, and Borrower fails, by the close of business on the third (3rd) Banking Day following Borrower’s receipt of notice from Bank of such event, to either (i) pledge (or have pledged) to Bank additional cash or cash equivalents or readily marketable, unrestricted securities acceptable to Bank in its sole discretion in amounts required by Bank, or (ii) reduce the outstanding balance of the Note to an amount such that the Loan to Value Percentage no longer exceeds the Margin Default Rate Loan to Value Percentage, Borrower will be in default of this Agreement. The term “unrestricted” as used above shall mean a security which is not subject to any holding period (i.e., “free-trading”) and is not subject to “control stock” volume limitations. If Borrower takes or directs the actions described under (i) above, the delivery of additional collateral shall not be effective until Borrower and/or the grantor of such additional collateral takes all actions deemed necessary by Bank to subject all such additional collateral to a first priority perfected security interest in favor of the Bank.

(c) Definitions. As used herein the following terms have the following meanings:

“Loan to Value Percentage” means the percentage resulting from dividing the then-outstanding balance under the Note by the current market value (as determined by Bank) of the Collateral.

“Margin Default Rate Loan to Value Percentage” means a Loan to Value Percentage of 75%.

(d) Determination of Current Market Value. To the extent the current market value of any of the Collateral must be determined under this Agreement, the “current market value” of Collateral shall be determined as follows: As to securities traded on an exchange, the “current market value” shall equal the closing price (the price of the last exchange trade) on the most recent complete day such exchange was open, multiplied by the number of shares of such security pledged to Bank. If a security is traded on more than one exchange, its “current market value” or “price” shall be the closing price on the principal exchange for that security on which a closing price is available. If no closing price on any exchange is available, the “current market value” of the security shall be determined by using the lowest trading price or bid price for the security on the last complete day the principal exchange on which such security is traded was open. As to all other Collateral, the “current market value” shall be a value reasonably determined by the Bank in its sole discretion.

b.	Section 10.6 is amended to change the notice address for the Bank as follows:

U.S. Bank National Association

Attn: Debra Eakin, Vice President, or

Manager, Private Client Group

DN-CO-T5T

950 17th Street

Denver, CO 80202.

3.	Representations and Warranties. Borrower hereby remakes each of the representations and warranties contained in Section 4 of the Loan Agreement as of the date of this Amendment, as if made in connection with this Amendment and the Loan Agreement, except that for purposes hereof the references in Section 4.1 of the Loan Agreement to financial statements dated as of or as at certain dates shall be deemed to be references to the financial statements of Borrower and Elizabeth C. Considine most recently delivered to Bank.

4.	Conditions Precedent. The foregoing amendments shall not be effective until: (i) Borrower has delivered to Bank (a) this Amendment, and (b) such other documents as Bank may require, each duly executed or otherwise in form satisfactory to Bank; and (ii) Borrower has paid Bank any billed but unpaid interest, fees or expenses. The delivery of such documents and any such payment shall constitute Borrower’s representation to Bank that Borrower is not in default under the Loan Agreement, as amended, and that no event of default or event, which with the giving of notice or passage of time or both would become an event of default, has occurred.

5.	Entire Agreement. This Amendment and the Loan Agreement and the other documents delivered in connection herewith and therewith contain the entire agreement of the parties concerning the subject matter hereof and thereof. No promise, representation or understanding, which is not expressly set forth in, or incorporated into, either the Loan Agreement or this Amendment or such other documents, shall be enforceable by either party. All prior and contemporaneous understandings and agreements, written or oral, express or implied, shall be of no further force and effect to the extent inconsistent with the Loan Agreement or this Amendment

6.	Effectiveness. The Revolving Credit Line shall continue to be governed by and subject to all of the provisions of the Loan Agreement as amended hereby and any amounts presently outstanding under the Revolving Credit Line shall continue to be outstanding and shall be evidenced by the replacement Line Note. The Loan Agreement and all of the Collateral Documents, to which Borrower is a party, remain in full force and effect, except as amended hereby, and are hereby ratified and confirmed.

7.

Miscellaneous. (a) Borrower agrees to pay all of the expenses, including reasonable attorneys’ fees and expenses (including, but not limited to those incurred by in-house counsel) incurred by Bank in connection with this Amendment and any related documents. (b) This Amendment may be executed in different counterparts with the same effect as if the signatures thereon were in the same instrument, and will be effective upon delivery of all such counterparts to Bank. (c) This Amendment is governed by the laws of the State of Colorado. (d) Borrower hereby represents and warrants to and covenants with Bank that Bank’s liens, security interest, encumbrances and claims against the collateral described in the Collateral Documents are and shall continue to be prior and superior to any other liens, security interest, encumbrances or claims of any kind (except for any prior liens or security interest expressly permitted by the Loan Agreement or Collateral Documents). (e) Borrower shall take any additional actions and execute any additional documents and cause any third parties to take any additional actions and execute any additional documents reasonably requested by Bank to carry out the intent and purposes of this Amendment. (f) Any reference to “this Agreement” or “the Loan Agreement” in the Loan Agreement or in any promissory note, security agreement, guaranty, or other instrument relating to the Loan Agreement is deemed to be a reference to the Loan Agreement as amended hereby. (g) Borrower hereby releases, waives and forever discharges Bank, any affiliate of Bank, and their respective shareholders, directors, officers, employees, and agents from all claims, defenses, setoffs, counterclaims, causes of action, actions, suits or other legal proceedings of any kind existing or accrued as of the date of this Amendment.

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8.	JURY TRIAL WAIVER. BANK AND BORROWER EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE LOAN AGREEMENT, THE CREDIT EXTENDED THEREUNDER, ANY COLLATERAL PROPERTY SECURING SUCH CREDIT, OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR THE LOAN AGREEMENT.

IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed the date first set forth above.

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Debra Eakin
Debra Eakin
Vice President

TITAHOTWO LIMITED PARTNERSHIP, RLLLP,
a Colorado limited liability limited partnership

By:	/s/ Terry Considine
Terry Considine, General Partner

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